Exhibit 99.2

VCA Antech, Inc. Provides Financial Guidance

    LOS ANGELES--(BUSINESS WIRE)--Oct. 26, 2004--VCA Antech, Inc. (Nasdaq:WOOF), a leading animal health care company in the United States, provides the following guidance for all investors in adherence with Regulation Fair Disclosure as issued by the United States Securities and Exchange Commission, SEC, and encourages all current and potential investors to review the disclosure regarding forward-looking statements in this press release as well as in all financial documents filed with the SEC. All guidance amounts are before any potential special items.
    VCA Antech, Inc. is providing the following financial guidance for the three months ending December 31, 2004:

    --  Revenue to a range of $168.0 million to $171.0 million.

    --  Diluted earnings per common share of $0.14.

    VCA Antech, Inc. is providing the following preliminary financial guidance for the year ending December 31, 2005:

    --  Revenue to a range of $771.0 million to $785.0 million.

    -- Diluted earnings per common share to a range of $0.86 to $0.88, which excludes the potential impact of proposed changes in accounting for stock-based compensation for which a final standard has not been issued by the Financial Accounting Standards Board.

    Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins, the level of selling, general and administrative costs, the effects of competition, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of the Company's management information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Form 10-K and Form 10-Q and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

    VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

    CONTACT: VCA Antech, Inc.
             Tom Fuller, 310-571-6505